Filed Pursuant to Rule 424(b)(5)
File Number 333-164780

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 23, 2010)

1,481,481 Shares

Common Stock

We are offering 1,481,481 shares of our common stock, no par value per share. Our common stock is traded on the NASDAQ Capital Market under the symbol “ORRF.” On March 23, 2010, the closing sale price of our common stock was $30.50 per share, as reported on the NASDAQ Capital Market.

Investing in our common stock involves risks. You should carefully read and consider the risk factors described in this prospectus supplement, the accompanying base prospectus, our periodic reports and other information we file with the Securities and Exchange Commission, or the SEC, before making a decision to purchase our common stock. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$27.00	$39,999,987
Underwriting discount	$1.485	$2,199,999
Proceeds, before expenses, to us	$25.515	$37,799,988

The underwriters also may purchase up to an additional 222,222 shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, any state banking regulator nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters expect to deliver the shares of common stock only in book-entry form through the facilities of The Depository Trust Company on or about March 29, 2010.

The date of this prospectus supplement is March 23, 2010

You should rely only on the information contained in this prospectus supplement and the accompanying base prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in, or incorporated by reference in, this prospectus supplement or the accompanying base prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying base prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information about us and the common stock offered by the prospectus supplement and the accompanying base prospectus. Some of the information in the accompanying base prospectus may not apply to this offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the base prospectus combined as one document. To the extent the information in the prospectus supplement differs from the information in the accompanying base prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference therein, in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may only be used where it is legal to sell our common stock. You should not assume that the information that appears in this prospectus supplement, the accompanying base prospectus and any document incorporated by reference into this prospectus supplement or the accompanying base prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Unless this prospectus supplement indicates otherwise or the context otherwise requires, references to “we,” “us,” “our,” “Orrstown Financial Services,” “Orrstown” or the “Company” refer to Orrstown Financial Services, Inc. and its direct or indirect owned subsidiaries. References to the “Bank” refer to Orrstown Bank, our sole subsidiary. The term “you” refers to a prospective investor. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the over-allotment option to purchase additional shares granted to the underwriters is not exercised in whole or in part.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus, including information incorporated by reference in this prospectus by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may”, “will”, “anticipate”, “assume”, “should”, “indicate”, “would”, “believe”, “contemplate”, “expect”, “estimate”, “continue”, “plan”, “point to”, “project”, “could”, “intend”, “target”, and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	the effects of future economic, business and market conditions, domestic and foreign, including seasonality;

•	the effects of, and changes in, governmental monetary and fiscal policies;

•	legislative and regulatory changes, including changes in banking, insurance, securities and tax laws and regulations and their application by our regulators;

•	changes in accounting policies, rules and practices;

•

the risk of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

•	the risk of decreases in the value of investment securities we own;

•	the effects of other-than-temporary impairment charges relating to our investment portfolio;

•	failure to realize deferred tax assets;

•	credit risks of borrowers;

•	changes in the availability and cost of credit and capital in the financial markets;

•	changes in the prices, values and sales volumes of residential and commercial real estate;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	the failure of assumptions underlying the establishment of allowances or reserves for possible loan losses and other estimates;

•	regulatory restrictions on our ability to pay dividends;

•	potential undiscovered weaknesses in our internal controls;

•	a potential decline in the value of our Federal Home Loan Bank of Pittsburgh common stock;

•	our inability to realize growth opportunities or to manage our growth; and

•	other factors and risks, including those detailed in this prospectus supplement and under “Risk Factors” in our filings with the SEC.

S-iii

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some information about us and this offering and it may not contain all of the information that is important to you. You should carefully read the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying base prospectus and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

The Company

We are a Pennsylvania business corporation incorporated on November 17, 1987 and a financial holding company registered under the Gramm-Leach-Bliley Act, as amended. Our primary activity consists of owning and supervising our only subsidiary, Orrstown Bank, a state-chartered Pennsylvania bank. Orrstown Bank was originally organized in 1919. The Bank is engaged in providing bank and bank-related services through twenty-one (21) offices in South Central Pennsylvania (principally Franklin, Perry and Cumberland Counties) and in Washington County, Maryland. Through Orrstown Bank we offer a full array of deposit accounts and retail banking services, engage in consumer and commercial lending and provide a variety of trust services. As of December 31, 2009, we had total deposits of approximately $915.2 million, total assets of approximately $1.20 billion and shareholders’ equity of approximately $110.9 million. Orrstown Financial Services’ operating revenues and net income are derived primarily from Orrstown Bank through the payment of dividends.

Business Strategy

Our goal is to remain one of the most highly regarded financial institutions in the markets we serve. We intend to accomplish this goal by combining our extensive suite of financial products and services with the personal attention, service and responsiveness that has been the foundation of our customer relationships throughout our history. When combined with a disciplined approach to growth, risk management and operating expenses, we believe that this strategy will result in enhanced profitability. We seek to maintain our position as market leader in our key saturation markets of Shippensburg, Carlisle and Chambersburg, while enhancing our market position throughout the four county market that we serve. Management is focused on diversification of revenue sources and increased market penetration in growing geographic areas through organic growth and opportunistic acquisitions. The primary components of our business strategy are commercial banking, mortgage banking, focus on asset quality, enhancement of fee income, organic and acquisitive growth and best-in-class customer service.

Commercial Banking. Commercial banking comprises the core of our business model, with our focus on small to middle market businesses and institutions within our branch footprint. We have and will continue to develop and enhance community relationships in an effort to expand our commercial relationships. Many of these customers require us to have a high degree of understanding of their business in order for us to be able to customize solutions. We believe that this helps to distinguish us from our competitors. We offer a wide range of lending products including commercial real estate, permanent working capital, short term working capital, machinery or equipment financing, agribusiness and other commercial purpose loans as required by the broad range of borrowers across the Bank’s various markets.

Mortgage Banking. In 2009, we undertook an initiative to expand our residential mortgage banking capabilities, believing that market dislocation had presented an opportunity to diversify our revenue sources. We have hired several displaced loan officers from other financial institutions, undertaken the necessary capital investments to improve our technological infrastructure and became qualified to participate in government sponsored loan programs, such as programs run by the Federal Housing Administration, or FHA, and the Department of Veterans Affairs, or VA. We sell the majority of the residential mortgage loans that we originate in the secondary market.

Focus on Credit Quality. We view sound credit practices and stringent underwriting standards as an integral component of our continued success. In September 2009, we created the position of Chief Credit Officer to enhance our processes and controls, as well as clearly delineate independence between sales and credit. Our credit approval process is structured in a manner such that all major decisions regarding loans need to be approved by a committee of senior management and board members. Under our current loan approval practices, no individual lender has a maximum authority exceeding $350,000. The Chief Commercial Officer has authority up to $500,000 and the Chief Credit Officer up to $1 million, with no single credit exceeding $500,000. Beyond that, all loans must be reviewed and ratified by the Bank’s Loan Committee, which is comprised of the Chief Executive Officer, Chief Credit Officer, Chief Commercial Officer, Chief Financial Officer, and two directors.

Credit oversight is provided by our board’s Credit Administration Committee, comprised of four independent directors, on an ongoing basis. This Committee annually reviews all loan relationships with an aggregate committed exposure of greater than or equal to $750,000. Additionally, a loan review officer rates all relationships with aggregate committed exposure less than or equal to $1 million dollars, with Committee review and approval of all gradings. On an annual basis, this officer reviews all Reg O loans (i.e., loans to insiders) and performs a review of a 5% sample of loan relationships under review threshold, as well as any portfolios which the Committee feels deserve special attention.

While certain borrowers have come under stress due to the economic conditions affecting our markets, we believe that this disciplined approach to lending results in peer-leading asset quality metrics even in a difficult environment. As of December 31, 2009, our non-performing assets to total assets ratio was 0.44%. Additionally, we have proactively moved to address any problem credits and ensure that we are adequately reserved for any potential losses. In November 2009, we undertook an expanded review of our loan portfolio which covered $526 million in outstanding and committed balances. During 2009, we provided $4.9 million (including $3.6 million during the fourth quarter) to the loan loss reserve, versus net charge-offs of $938,000. This resulted in an increase in our loan loss reserve to gross loan ratio from 0.87% as of December 31, 2008 to 1.26% as of December 31, 2009.

Enhancement of Fee Income. In addition to generating fee income through our banking operations, we offer trust and advisory services through Orrstown Bank. Combined trust and brokerage assets under management grew from $599 million on December 31, 2008 to $740 million at 2009 year end, an increase of 24%. In 2009, we altered the fee structure of these services for the first time in 19 years to more effectively reflect market pricing. As a result, we expect profitability in this business segment to improve in 2010.

Organic and Acquisitive Growth. We view the current market environment as being full of opportunity for those institutions with a strong balance sheet and management. We believe that we are well-positioned to take advantage of competitor weakness and market dislocation. We have hired talented professionals in our market from competitors and continue to cultivate opportunities to further enhance our team.

Additionally, we have and will continue to be opportunistic in garnering customer relationships from those not satisfied with their current financial services provider. We have identified numerous market areas that could present considerable business opportunities and will seek to judiciously expand our branch network into those communities. We will also explore and evaluate acquisition opportunities, including FDIC-assisted transactions, of depository institutions both within our footprint and contiguous to the areas that we serve.

“Best-in-Class” Customer Service. Our business strategy is supported by delivery of “best-in-class” customer service. Our professionals are intimately involved in the communities they serve and understand the dynamic needs of our customer base. We view this as a distinguishing factor of our business model and critical to our continued expansion and success. Members of senior management are involved heavily in customer interaction and business development and play an integral role in promoting Orrstown’s brand and capabilities.

Corporate Information

Our principal executive offices are located at 77 East King Street, Shippensburg, Pennsylvania 17257, and our telephone number at that address is (717) 532-6114. We maintain an Internet website at www.orrstown.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus supplement.

The Offering

Common stock offered by us	1,481,481 shares (or 1,703,703 shares if the underwriters exercise in full the over-allotment option to purchase additional shares).

Common stock outstanding after this offering(1)	7,935,698 shares, or 8,157,920 shares if the underwriters exercise their over-allotment option in full.

Net proceeds	We estimate that our net proceeds from this offering (after deducting offering expenses payable by us) will be approximately $37.5 million, or approximately $43.2 million if the underwriters exercise their over-allotment option in full.

Use of proceeds	We intend to use our net proceeds of this offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiary, Orrstown Bank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt. We do not have any specific plans for acquisitions or other business combinations at this time. Allocations of the net proceeds from this offering to specific purposes have not been made as of the date of this prospectus supplement. See “Use of Proceeds.”

NASDAQ Capital Market symbol	ORRF

Risk Factors	An investment in our common stock involves risks. You should carefully consider the risks described below under the heading “Risk Factors” beginning on page S-8 and the other information included in this prospectus supplement and the accompanying base prospectus before you purchase any shares of our common stock.

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 6,454,217 shares of common stock outstanding as of March 23, 2010. Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus supplement excludes: 222,222 shares of common stock issuable pursuant to the exercise of the underwriters’ over-allotment option; 737,144 shares of common stock authorized for future issuance pursuant to our dividend reinvestment and stock purchase plan as of March 23, 2010; 336,169 shares of common stock issuable upon exercise of outstanding options under our equity incentive and director plans as of March 23, 2010; and 110,809 shares of common stock issuable under our employee stock purchase plan as of March 23, 2010. All of the outstanding options as of March 23, 2010 were exercisable as of that date at a weighted average exercise price of $ 29.77 per share.

Summary Selected Consolidated Financial Data

The following table sets forth summary historical consolidated financial information as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 (which has been derived from our audited consolidated financial statements). The following summary selected consolidated financial information should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the SEC, and is incorporated herein by reference.

	Year Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Summary of Operations
Interest income	$53,070	$52,313	$53,106	$44,788	$32,415
Interest expense	16,500	19,408	22,986	17,371	9,537

Net interest income	36,570	32,905	30,120	27,417	22,878
Provision for loan losses	4,865	1,450	750	390	144

Net interest income after provision for loan losses	31,705	31,455	29,370	27,027	22,734
Noninterest income excluding securities (losses)/gains and gains from sale of credit card loans	16,233	15,444	13,248	11,042	9,119
Net impairment losses recognized in earnings from available-for-sale securities	36	84	—	—	—
Realized gains on available-for-sale securities	1,661	(27)	58	41	(60)
Noninterest expenses	32,140	28,203	24,921	21,628	17,397

Income before income taxes	17,423	18,585	17,755	16,482	14,396
Applicable income tax	4,050	5,482	5,197	4,850	4,409

Net income	$13,373	$13,103	$12,558	$11,632	$9,987

Per Common Share Data
Basic earnings	2.09	2.04	1.95	1.87	1.76
Diluted net income	1.98	1.94	1.86	1.79	1.69
Stock dividend	—	—	5%	—	5%
Cash dividend paid	0.88	0.87	0.82	0.743	0.556
Book value at December 31	17.21	16.18	14.97	13.88	10.03
Tangible book value at December 31(1)	13.96	12.87	11.64	10.53	9.69
Average shares outstanding—basic	6,406,106	6,421,022	6,428,853	6,201,978	5,677,927
Average shares outstanding—diluted	6,740,492	6,750,128	6,735,174	6,475,721	5,917,933

Year-End Balance Sheet Data
Total investment securities	$204,309	$128,353	$96,355	$91,393	$71,677
Total loans	881,074	820,468	701,964	618,827	460,386
Allowance for loan losses	11,067	7,140	6,141	5,520	4,428
Total assets	1,196,432	1,051,783	884,979	809,031	601,460
Total deposits	915,170	757,368	646,356	638,719	462,822
Repurchase agreements	64,614	63,407	55,580	40,953	36,138
Liabilities for borrowed money	98,158	118,887	78,453	33,190	40,306
Total shareholders’ equity	$110,886	$103,347	$96,124	$89,388	$57,310

	At or for the Year Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Year-End Balances
Total Assets	$1,196,432	$1,051,783	$884,979	$809,031	$601,460
Earning Assets	1,100,372	963,163	799,358	729,519	558,938
Gross Loans	881,074	820,468	701,964	618,827	460,386
Deposits	915,170	757,368	646,356	638,719	462,822
Shareholders’ equity	110,886	103,347	96,124	89,388	57,310
Tangible common equity(2)	89,948	82,161	74,756	67,821	55,375

Key Ratios
Return on average assets (annualized)	1.19%	1.38%	1.50%	1.61%	1.81%
Return on average equity (annualized)	12.48%	13.20%	13.64%	15.10%	18.69%
Average equity to average assets	9.55%	10.45%	10.98%	10.66%	9.67%
Net interest margin(3)	3.66%	3.93%	4.08%	4.32%	4.55%
Efficiency(4)	58.85%	56.73%	55.58%	53.98%	52.86%
Cash dividends as a % of diluted earnings per share	44.44%	44.85%	44.09%	41.34%	33.14%
Tier 1 leverage	7.60%	7.90%	8.60%	8.60%	9.50%
Tier 1 risk-based based capital	10.10%	10.00%	10.70%	11.00%	11.80%
Total risk-based capital	11.30%	10.90%	11.60%	12.00%	12.80%
Tangible common equity/tangible assets(2)	7.65%	7.97%	8.66%	8.61%	9.24%
Return on average tangible assets(5)	1.23%	1.43%	1.56%	1.66%	1.81%
Return on average tangible equity(5)	15.73%	17.02%	18.02%	18.98%	19.28%

Credit Quality Ratios
NCOs/Average Loans Outstanding	0.11%	0.06%	0.02%	0.00%	0.01%
Reserves to Gross Loans	1.26%	0.87%	0.87%	0.89%	0.96%
Nonperforming Assets/ Total Assets	0.44%	0.09%	0.04%	0.05%	0.30%

(1)	Tangible book value per share is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measure is book value per share of common stock. In order to calculate tangible book value per share, the Company’s management divides tangible common equity, which is a non-GAAP-based measure described in footnote 2 below, by the number of shares of common stock outstanding. In contrast, book value per common share is calculated by dividing total shareholders’ equity by the number of shares of common stock outstanding. Management uses tangible book value per share because it believes such ratio is useful in understanding the Company’s capital position and ratios. A reconciliation of book value per share to tangible book value per share is set forth below.

	Year Ended December 31,
(Dollar Values in Thousands, except Per Share)	2009	2008	2007	2006	2005
Common shareholders’ equity	$110,886	$103,347	$96,124	$89,388	$57,310
Less: intangible assets	$20,938	$21,186	$21,368	$21,567	$1,935

Tangible common equity	$89,948	$82,161	$74,756	$67,821	$55,375

Book value per share	$17.21	$16.18	$14.97	$13.88	$10.03
Less: Intangible assets per share	$3.25	$3.31	$3.33	$3.35	$0.34

Tangible book value per share	$13.96	$12.87	$11.64	$10.53	$9.69

(2)	The ratio of tangible common equity to tangible assets is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measure is the ratio of shareholders’ equity to assets. In order to calculate tangible common equity and tangible assets, the Company’s management subtracts intangible assets from both common equity and assets. Tangible common equity is then divided by tangible assets to arrive at the ratio of tangible common equity to tangible assets. Management uses the ratio of tangible common equity to tangible assets to assess the strength of the Company’s capital position. A reconciliation of the ratio of shareholders’ equity to assets and tangible common equity to tangible assets is set forth below.

	Year Ended December 31,
	2009	2008	2007	2006	2005
Shareholders’ equity	$110,886	$103,347	$96,124	$89,388	$57,310
Intangible assets	20,938	21,186	21,368	21,567	1,935

Tangible common equity	89,948	82,161	74,756	67,821	55,375
Total assets	1,196,432	1,051,783	884,979	809,031	601,460
Intangible assets	20,938	21,186	21,368	21,567	1,935

Tangible assets	$1,175,494	$1,030,597	$863,611	$787,464	$599,525
Total equity/assets	9.27%	9.83%	10.86%	11.05%	9.53%
Tangible common equity/tangible assets	7.65%	7.97%	8.66%	8.61%	9.24%

(3)	Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis.

(4)	The efficiency ratio is calculated by dividing total noninterest expense (excluding amortization expense from intangible assets) by the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities (losses)/gains.

(5)	Return on average tangible assets and return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measure is return on average assets and return on average equity, which are calculated using GAAP-based amounts. The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average assets and equity. Management uses the return on average tangible assets and equity to assess the Company’s core operating results and believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. A reconciliation of return on average assets and equity to the return on average tangible assets and equity, respectively, is set forth below.

	Year Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Return on average assets (GAAP basis)	1.19%	1.38%	1.50%	1.61%	1.81%
Effect of excluding average intangible assets and related amortization	0.04%	0.05%	0.06%	0.05%	0.00%
Return on average tangible assets	1.23%	1.43%	1.56%	1.66%	1.81%
Return on average equity (GAAP basis)	12.48%	13.20%	13.64%	15.10%	18.69%
Effect of excluding average intangible assets and related amortization	3.25%	3.82%	4.38%	3.88%	0.59%
Return on average tangible equity	15.73%	17.02%	18.02%	18.98%	19.28%

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the following risk factors, in addition to the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision to purchase shares of our common stock in this offering. The risks and uncertainties described below and those incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the risks actually occur, our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected. In that case, the market price of our common stock could decline substantially and you could lose all or a part of your investment.

Risks Related to Our Business and Industry

Unfavorable economic and market conditions due to the current global financial crisis may materially and adversely affect us.

Economic and market conditions in the United States and around the world have deteriorated significantly and may remain depressed for the foreseeable future. Conditions such as slowing or negative growth and the sub-prime debt devaluation crisis have resulted in a low level of liquidity in many financial markets and extreme volatility in credit, equity and fixed income markets. These economic developments could have various effects on us, including insolvency of major customers and a negative impact on the investment income we are able to earn on our investment portfolio.

Since lending money is an essential part of our business, due to the current economic conditions, customers may be unable or unwilling to borrow money or repay funds already borrowed. The risk of non-payment is affected by credit risks of a particular customer, changes in economic conditions, the duration of the loan and, in the case of a collateralized loan, uncertainties as to the future value of the collateral and other factors. The potential effects of the current global financial crisis are difficult to forecast and mitigate. As a consequence, our operating results for a particular period are difficult to predict. The impact of this situation, together with concerns regarding the financial strength of financial institutions, has led to distress in credit markets and liquidity issues for financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken unprecedented steps to try to stabilize the financial system, including investing in financial institutions. Our business and our financial condition and results of operations could be adversely affected by (1) continued or accelerated disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3) limitations resulting from further governmental action in an effort to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated.

We operate in a highly regulated environment and may be adversely affected by changes in laws or regulations.

We are subject to extensive regulation and supervision under federal and state laws and regulations. The requirements and limitations imposed by such laws and regulations limit the manner in which we conduct our business, undertake new investments and activities and obtain financing. These regulations are designed primarily for the protection of the deposit insurance funds and consumers and not to benefit our shareholders. Financial institution regulation has been the subject of significant legislation in recent years and may be the subject of further significant legislation in the future, none of which is within our control. There are currently several legislative proposals pending in Congress and proposed rule makings by the federal banking regulators which, if adopted as proposed, will impact the banking industry. On June 17, 2009, the U.S. Department of the Treasury released a financial regulatory reform plan that would, if enacted, represent the most sweeping reform of financial regulation and financial services in decades. These programs and proposals subject us and other financial institutions to additional restrictions, oversight and costs that may have an adverse impact on our business, financial condition, results of operations or the price of our common stock. If enacted, the Treasury Department’s financial reform plan would substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied or enforced. We cannot predict the substance or impact of pending or future legislation, regulation or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

We may be required to make further increases in our provisions for loan losses and to charge off additional loans in the future, which could materially adversely affect us.

There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable incurred losses within the existing portfolio of loans. The level of the allowance reflects management’s evaluation of, among other factors, the status of specific impaired loans, trends in historical loss experience, delinquency trends, credit concentrations and economic conditions within our market area. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require us to increase our allowance for loan losses. Increases in nonperforming loans have a significant impact on our allowance for loan losses.

In addition, bank regulatory agencies periodically review our allowance for loan losses and may require us to increase the provision for loan losses or to recognize further loan charge-offs, based on judgments that differ from those of management. If loan charge-offs in future periods exceed our allowance for loan losses, we will need to record additional provisions to increase our allowance for loan losses. Furthermore, growth in our loan portfolio would generally lead to an increase in the provision for loan losses. Generally, increases in our allowance for loan losses will result in a decrease in net income and stockholders’ equity, and may have a material adverse effect on our financial condition, results of operations and cash flows.

Our allowance for loan losses was 1.26% of total loans and 259% of non-performing loans at December 31, 2009, compared to 0.87% of total loans and 2,094% of non-performing loans at December 31, 2008. Material additions to our allowance could materially decrease our net income. In addition, at December 31, 2009, we had 50 loan relationships, aggregating $307.5 million that were performing according to their original terms with outstanding balances that exceeded $3.0 million. However, the deterioration of one or more of these loans could result in a significant increase in our nonperforming loans and our provisions for loan losses, which would negatively impact our results of operations.

Changes in interest rates could adversely impact our financial condition and results of operations.

Our operating income, net income and liquidity depend to a great extent on our net interest margin, i.e., the difference between the interest yields we receive on loans, securities and other interest earning assets and the interest rates we pay on interest-bearing deposits, borrowings and other liabilities. These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the Board of Governors of the Federal Reserve System, or the Federal Reserve. If the rate of interest we pay on our interest-bearing deposits, borrowings and other liabilities increases more than the rate of interest we receive on loans, securities and other interest earning assets, our net interest income, and therefore our earnings, and liquidity could be materially adversely affected. Our earnings and liquidity could also be materially adversely affected if the rates on our loans, securities and other investments fall more quickly than those on our deposits, borrowings and other liabilities. Our operations are subject to risks and uncertainties surrounding our exposure to change in interest rate environment.

Additionally, based on our analysis of the interest rate sensitivity of our assets, an increase in the general level of interest rates will negatively affect the market value of our investment portfolio because of the relatively long duration of the securities included in our investment portfolio.

Changes in interest rates also can affect: (1) our ability to originate loans; (2) the value of our interest-earning assets, which would negatively impact stockholders’ equity, and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans.

Increases in FDIC insurance premiums may have a material adverse effect on our results of operations.

During 2008 and 2009, higher levels of bank failures have dramatically increased resolution costs of the Federal Deposit Insurance Corporation, or the FDIC, and depleted the deposit insurance fund. In addition, the FDIC and the U.S. Congress have taken action to increase federal deposit insurance coverage, placing additional stress on the deposit insurance fund.

In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC increased assessment rates of insured institutions uniformly by seven cents for every $100 of deposits beginning with the first quarter of 2009, with additional changes beginning April 1, 2009, which require riskier institutions to pay a larger share of premiums by factoring in rate adjustments based on secured liabilities and unsecured debt levels.

To further support the rebuilding of the deposit insurance fund, the FDIC imposed a special assessment on each insured institution, equal to five basis points of the institution’s total assets minus Tier 1 capital as of September 30, 2009. For Orrstown Bank, this represented an aggregate charge of approximately $515,000. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for all of 2010, 2011 and 2012, which for us totaled $4.4 million. The FDIC has indicated that future special assessments are possible, although it has not determined the magnitude or timing of any future assessments.

We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums. Our expenses for the year ended December 31, 2009 have been significantly and adversely affected by these increased premiums and the special assessment. These increases and assessment and any future increases in insurance premiums or additional special assessments may materially adversely affect our results of operations.

We are a holding company dependent for liquidity on payments from Orrstown Bank, our sole subsidiary, which are subject to restrictions.

We are a holding company and depend on dividends, distributions and other payments from Orrstown Bank, our only subsidiary to fund dividend payments and to fund all payments on obligations. Orrstown Bank is subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from it to us. Restrictions or regulatory action of that kind could impede access to funds that we need to make payments on our obligations, dividend payments or stock repurchases. In addition, our right to participate in a distribution of assets upon our subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

Because our business is concentrated in South Central Pennsylvania and Washington County, Maryland, our financial performance could be materially adversely affected by economic conditions and real estate values in these market areas.

Our operations and the properties securing our loans are primarily in South Central Pennsylvania (principally Franklin, Perry and Cumberland Counties) and in Washington County, Maryland. As of December 31, 2009, managements estimates that more than 81% of deposits and 87% of loans came from its market area. Our operating results depend largely on economic and real estate valuations in these and surrounding areas. A further deterioration in the economic conditions in these market areas could materially adversely affect our operations and increase loan delinquencies, increase problem assets and foreclosures, increase claims and lawsuits, decrease the demand for our products and services and decrease the value of collateral securing loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with nonperforming loans and collateral coverage.

Our commercial real estate lending may expose us to a greater risk of loss and hurt our earnings and profitability.

Our business strategy involves making loans secured by commercial real estate. These types of loans generally have higher risk-adjusted returns and shorter maturities than traditional one-to-four family residential mortgage loans. At December 31, 2009, our loans secured by commercial real estate totaled approximately $306 million, which represented 35% of total loans. Loans secured by commercial real estate properties are generally for larger amounts and may involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on loans secured by these properties are often dependent on the income produced by the underlying properties which, in turn, depends on the successful operation and management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. In addition, many economists believe that deterioration in income producing commercial real estate is likely to worsen as vacancy rates continue to rise and absorption rates of existing square footage continue to decline. Because of the current general economic slowdown, these loans represent higher risk, could result in an increase in our total net-charge offs and could require us to increase our allowance for loan losses, which could have a material adverse effect on our financial condition or results of operations. While we seek to minimize these risks in a variety of ways, there can be no assurance that these measures will protect against credit-related losses.

Our construction loans and land development loans involve a higher degree of risk than other segments of our loan portfolio.

Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate. Risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property’s value at completion of construction and the bid price and estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders, the cost of construction breakdown is provided by the builder, as well as supported by the appraisal. Although our underwriting criteria are designed to evaluate and minimize the risks of each construction loan, there can be no guarantee that these practices will safeguard against material delinquencies and losses to our operations. At December 31, 2009, we had loans of approximately $117 million, or 13% of total loans, outstanding to finance construction and land development. Construction and land development loans are dependent on the successful completion of the projects they finance, however, in many cases such construction and development projects in our primary market areas are not being completed in a timely manner, if at all.

We are required to make a number of judgments in applying accounting policies and different estimates and assumptions in the application of these policies could result in a decrease in capital and/or other material changes to our reports of financial condition and results of operations. Also, changes in accounting standards can be difficult to predict and can materially impact how we record and report our financial condition and results of operations.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and reserve for unfunded lending commitments and the fair value of certain financial instruments (securities, derivatives, and privately held investments). While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in a decrease to net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations.

Competition from other banks and financial institutions in originating loans, attracting deposits and providing various financial services may adversely affect our profitability and liquidity.

We have substantial competition in originating loans, both commercial and consumer, in our market area. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Some of our competitors enjoy advantages, including greater financial resources and access to capital, stronger regulatory ratios, and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income and liquidity by decreasing the number and size of loans that we originate and the interest rates we may charge on these loans.

In attracting business and consumer deposits, we face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Some of our competitors enjoy advantages, including greater financial resources and access to capital, stronger regulatory ratios, stronger asset quality and performance, more aggressive marketing campaigns, better brand recognition and more branch locations. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could materially adversely affect our ability to generate the funds necessary for lending operations. As a result, we may need to seek other sources of funds that may be more expensive to obtain and could increase our cost of funds.

Impairment of investment securities, goodwill, other intangible assets, or deferred tax assets could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing the impairment of investment securities, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, and our intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value in the near term. Under current accounting standards, goodwill and certain other intangible assets with indeterminate lives are no longer amortized but, instead, are assessed for impairment periodically or when impairment indicators are present. Assessment of goodwill and such other intangible assets could result in circumstances where the applicable intangible asset is deemed to be impaired for accounting purposes. Under such circumstances, the intangible asset’s impairment would be reflected as a charge to earnings in the period during which such impairment is identified. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The impact of each of these impairment matters could have a material adverse effect on our business, results of operations, and financial condition.

Our business strategy includes the continuation of moderate growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

Our assets increased $595.0 million, or 98.9%, from $601.5 million at December 31, 2005, to $1.20 billion at December 31, 2009, primarily due to our acquisition of First National Bank of Newport in 2006 and organic growth through increases in residential mortgage loans and commercial real estate loans funded by growth in deposits. Over the long term, we expect to continue to experience growth in the amount of our assets, the level of our deposits and the scale of our operations. However, achieving our growth targets requires us to successfully execute our business strategies, which include continuing to grow our loan portfolio thereby recognizing the value of our investments in personnel in that area. Our ability to successfully grow will also depend on the continued availability of loan opportunities that meet our stringent underwriting standards. In addition, we may consider the acquisition of other financial institutions and branches within or outside of our market area, the success of which will depend on a number of factors, including our ability to integrate the acquired branches into the current operations of the Company, our ability to limit the outflow of deposits held by customers of the acquired institution or branch locations, our ability to control the incremental increase in non-interest expense arising from any acquisition and our ability to retain and integrate the appropriate personnel of the acquired institution or branches. While we believe we have the resources and internal systems in place to successfully achieve and manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth. If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business and prospects could be harmed.

If we want to, or are compelled to, raise additional capital in the future, that capital may not be available when it is needed and on terms favorable to current shareholders.

Federal banking regulators require us and our banking subsidiary to maintain adequate levels of capital to support our operations. These capital levels are determined and dictated by law, regulation and banking regulatory agencies. In addition, capital levels are also determined by our management and board of directors based on capital levels that they believe are necessary to support our business operations. At December 31, 2009, all three capital ratios for us and our banking subsidiary were above “well capitalized” levels under current bank regulatory guidelines. To be “well capitalized,” banking companies generally must maintain a tier 1 leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. However, our regulators may require us or our banking subsidiary to operate with higher capital levels. For example, regulators recently have required some banks to attain a Tier 1 leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10%, and a total risk-based capital ratio of at least 12%.

Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital on terms and time frames acceptable to us or to raise additional capital at all. If we cannot raise additional capital in sufficient amounts when needed, our ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect our operations, financial condition and results of operating. Our ability to borrow could also be impaired by factors that are nonspecific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole as evidenced by recent turmoil in the domestic and worldwide credit markets. If we raise capital through the issuance of additional shares of our common stock or other securities, we would likely dilute the ownership interests of current investors and could dilute the per share book value and earnings per share of our common stock. Furthermore, a capital raise through issuance of additional shares may have an adverse impact on our stock price.

We may be adversely affected by technological advances.

Technological advances impact our business. The banking industry is undergoing technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations. Many competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or successfully market such products and services to its customers.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems, losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions. We could experience increases in deposits and assets as a result of other banks’ difficulties or failure, which would increase the capital we need to support such growth.

A substantial decline in the value of our Federal Home Loan Bank of Pittsburgh common stock may adversely affect our financial condition.

We own common stock of the Federal Home Loan Bank of Pittsburgh, or the FHLB, in order to qualify for membership in the Federal Home Loan Bank system, which enables us to borrow funds under the Federal Home Loan Bank advance program. The carrying value and fair market value of our FHLB common stock was approximately $6.8 million as of December 31, 2009.

Published reports indicate that certain member banks of the Federal Home Loan Bank system may be subject to asset quality risks that could result in materially lower regulatory capital levels. In December 2008, the FHLB had notified its member banks that it had suspended dividend payments and the repurchase of capital stock until further notice is provided. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the FHLB, could be substantially diminished or reduced to zero. Consequently, given that there is no market for our FHLB common stock, we believe that there is a risk that our investment could be deemed other-than-temporarily impaired at some time in the future. If this occurs, it may adversely affect our results of operations and financial condition. If the FHLB were to cease operations, or if we were required to write-off our investment in the FHLB, our business, financial condition, liquidity, capital and results of operations may be materially adversely affected.

An interruption or breach in security with respect to our information system, or our outsourced service providers, could adversely impact our reputation and have an adverse impact on our financial condition or results of operations.

We rely on software, communication, and information exchange on a variety of computing platforms and networks and over the Internet. Despite numerous safeguards, we cannot be certain that all of our systems are entirely free from vulnerability to attack or other technological difficulties or failures. We rely on the services of a variety of vendors to meet our data processing and communication needs. If information security is breached or other technology difficulties or failures occur, information may be lost or misappropriated, services and operations may be interrupted and we could be exposed to claims from customers. Any of these results could have a material adverse effect on our financial condition, results of operations or liquidity.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, we may be unable to accurately report our financial results and comply with the reporting requirements under the Securities Exchange Act of 1934. As a result, current and potential shareholders may lose confidence in our financial reporting and disclosure required under the Securities Exchange Act of 1934, which could adversely affect our business and could subject us to regulatory scrutiny.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, referred to as Section 404, we are required to include in our Annual Reports on Form 10-K, our management’s report on internal control over financial reporting. While we have reported no “material weaknesses” in the Form 10-K for the fiscal year ended December 31, 2009, we cannot guarantee that we will not have any “material weaknesses” reported in our management’s report on internal control or by our independent registered public accounting firm in the future. Compliance with the requirements of Section 404 is expensive and time-consuming. If, in the future, we fail to complete this evaluation in a timely manner, or if our independent registered public accounting firm cannot timely attest to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential shareholders and customers to lose confidence in our financial reporting and disclosure required under the Securities Exchange Act of 1934, which could adversely affect our business.

Risks Related to Our Common Stock and this Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

Stock price volatility may make it difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	any failure to pay dividends on our common stock or a reduction in dividends;

•	continued levels of loan quality and volume origination;

•	the adequacy of loan loss reserves;

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	relationships with major customers;

•	our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

•	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by competitors;

•	deposit flows;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in and compliance with laws and government regulations of federal, state and local agencies; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.

Our common stock is not insured by any governmental entity, and, therefore, an investment in our common stock involves risk.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

Our common stock is equity and is subordinate to our existing and future indebtedness and preferred stock and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Shares of our common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock could be subject to the prior dividend and liquidation rights of holders of our preferred stock should we issue any. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

We may attempt to increase our capital resources or, if our or our Bank’s capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust-preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

We are currently authorized to issue up to 50,000,000 shares of common stock of which 6,454,217 shares were outstanding as of March 23, 2010, and up to 500,000 shares of preferred stock, none of which were outstanding as of March 23, 2010. Our board of directors has authority, without action or vote of the shareholders of common stock, to issue all or part of the authorized but unissued shares. Authorized but unissued shares of our common stock or preferred could be issued on terms or in circumstances that could dilute the interests of other shareholders.

There are restrictions on our ability to pay cash dividends.

Although we have historically paid cash dividends, there is no assurance that we will continue to pay cash dividends. No determination has been made by our board of directors regarding whether or what amount of dividends will be paid in future quarters. Additionally, there can be no assurance that regulatory approval will be granted by the Federal Reserve Board to pay dividends. Future payment of cash dividends, if any, will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board may deem relevant and will be subject to applicable federal and state laws that impose restrictions on our and our bank subsidiary’s ability to pay dividends, as well as guidance issued from time to time by regulatory authorities. Our ability to pay dividends depends primarily on receipt of dividends from our direct and indirect subsidiaries.

Under guidance issued by the Federal Reserve, as a bank holding company we are to consult the Federal Reserve before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

There may be future sales of our common stock, which may materially and adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, including securities that are convertible into or exchangeable or exercisable for shares of our common stock. As of March 23, 2010, there were 6,454,217 shares of our common stock outstanding. Most of these shares are available for resale in the public market without restriction, except for shares held by our affiliates. Generally, our affiliates may sell their shares in compliance with the volume limitations and other requirements imposed by Rule 144 under the Securities Act.

As of March 23, 2010, there were 336,169 shares of our common stock issuable upon conversion, exchange or exercise in respect of outstanding securities, options or warrants, and we had the authority to issue up to approximately 157,336 shares of our common stock under our employee and non-employee director stock option plans (not including shares issuable upon exercise of outstanding options), 737,144 shares under our dividend reinvestment and stock purchase plan and 110,809 shares under our employee stock purchase plan.

Additionally, the sale of substantial amounts of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether directly by us in this offering or future offerings or by existing common shareholders in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities.

The trading volume in our common stock is less than that of other financial services companies.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ORRF”. The average daily trading volume for shares of our common stock is less than larger financial institutions. Since our listing on the NASDAQ Capital Market on April 28, 2009 through February 23, 2010, the average daily trading volume for our common stock was approximately 13,448 shares. As a result, sales of our common stock may place significant downward pressure on the market price of our common stock. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

Anti-takeover provisions and restrictions on ownership could negatively impact our shareholders.

Provisions of Pennsylvania law and our articles of incorporation and by-laws as amended could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. These provisions would make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders. In addition, the Bank Holding Company Act of 1956, as amended, or the BHCA, requires any bank holding company to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.

Our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Orrstown. Among other things, these provisions:

•	empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board;

•	divide our board of directors into three classes serving staggered three year terms;

•	restrict the ability of shareholders to remove directors;

•	require that shares with at least 75% or, in certain circumstances, a majority of total voting power, approve certain transactions with significant beneficial owners of our common stock;

•	require that shares with at least 75% or, in certain instances, a majority of total voting power, approve the repeal or amendment of certain provisions of our articles of incorporation;

•

require that, following any acquisition by any person or group of 10% of our voting power, the remaining shareholders have the right to receive for their shares, at least the highest price paid by such person for any of the shares then directly or indirectly owned by such person;

•	eliminate cumulative voting in the election of directors; and

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

See “Description of Our Common Stock — Anti-Takeover Provisions” in the accompanying base prospectus.

USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the shares of common stock offered hereby will be approximately $37.5 million (or approximately $43.2 million if the underwriters exercise their over-allotment option in full).

We intend to use our net proceeds of this offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiary, Orrstown Bank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt. We do not have any specific plans for acquisitions or other business combinations at this time. Allocations of the net proceeds from this offering to specific purposes have not been made at the date of this prospectus supplement.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009:

•	on an actual basis; and

•

on an as adjusted basis after giving effect to our sale and issuance of 1,481,481 shares of common stock in this offering at a public offering price of $27.00 per share and our receipt of $37,549,988 in estimated net proceeds from this offering after deducting the underwriting discount and estimated offering expenses of this offering and assuming no exercise of the underwriters’ over-allotment option.

You should read the information in this table in conjunction with the “Use of Proceeds,” “Dividend Policy,” and “Summary Selected Consolidated Financial Data,” included in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes to those statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	At December 31, 2009
	Actual	As Adjusted
	(Dollars in thousands except per share data)
Long-term debt
Long-term debt including Federal Home Loan Bank	$64,858	$64,858
Subordinated debt	0	0

Total long-term debt	$64,858	$64,858
Shareholders’ equity
Common stock, no par value per share; 50,000,000 shares authorized;
6,469,508 shares issued, actual; and 7,950,989 shares issued, as adjusted	337	414
Additional Paid-in capital	82,895	120,368
Retained earnings	28,857	28,857
Accumulated other comprehensive income (loss)	(501)	(501)

Treasury stock — common, at cost 26,313 shares in 2009	(702)	(702)

Total shareholders’ equity	110,886	148,436

Total capitalization(1)	$175,744	$213,294

Per common stock
Common book value per share	$17.21	$18.73
Tangible common book value per share	$13.96	$16.09
Capital ratios
Tier 1 leverage ratio	7.6%	10.5%
Tier 1 risk-based capital ratio	10.1%	13.8%
Total risk-based capital ratio	11.3%	15.0%
Tangible common equity/tangible assets(2)	7.7%	10.5%

(1)	Includes shareholders’ equity and long-term debt.

(2)	Tangible common equity to tangible assets is a ratio of non-GAAP financial measure calculated using GAAP amounts. See note 2 to “Summary Selected Consolidated Financial Information.”

PRICE RANGE OF COMMON STOCK

Our common stock began trading on the NASDAQ Capital Market under the symbol “ORRF” as of April 28, 2009. Before such listing, our common stock was quoted on the OTC Bulletin Board (“OTCBB”). The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Unlike the NASDAQ Capital Market, the OTCBB does not impose listing standards and does not provide automated trade executions. Historical trading in the Company’s stock has not been extensive and such trades cannot be characterized as constituting an active trading market.

The following table sets forth, for the fiscal periods indicated, the high and low sales prices or closing bid prices for our common stock for the two most recent fiscal years. The quotations for the periods in which our common stock traded on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. Trading prices are based on published financial sources.

	High	Low	Dividend Per Share
Year Ended December 31, 2008
First Quarter	$31.50	$29.50	$0.21
Second Quarter	$33.96	$29.10	$0.22
Third Quarter	$31.75	$29.00	$0.22
Fourth Quarter	$30.25	$27.00	$0.22

Year Ended December 31, 2009
First Quarter	$29.25	$23.50	$0.22
Second Quarter	$40.00	$22.00	$0.22
Third Quarter	$39.00	$34.26	$0.22
Fourth Quarter	$39.39	$27.77	$0.22

Year Ended December 31, 2010
First Quarter (through March 23, 2010)	$36.50	$29.00	$0.22

The closing price for our common stock on March 23, 2010 was $30.50 per share, and as of such date there were approximately 3,103 holders of record of our common stock and 6,454,217 shares of our common stock outstanding.

See “Dividend Policy” below for a discussion of restrictions on our ability to pay dividends.

DIVIDEND POLICY

We historically have paid cash dividends on our common stock on a quarterly basis. The most recent quarterly cash dividend was $0.22 per share declared for the first quarter of 2010.

Declaration of future dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Under guidance issued by the Federal Reserve, as a bank holding company we are to consult the Federal Reserve before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

Our ability to pay dividends depends primarily on receipt of dividends from our direct and indirect subsidiaries. Our bank subsidiary, Orrstown Bank, is our primary source of dividends. Dividend payments from Orrstown Bank are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by bank regulatory agencies. The ability of Orrstown Bank to pay dividends is also subject to profitability, financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.

The payment of dividends by Orrstown Bank and us may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

We are also subject to certain limitations under the Pennsylvania Business Corporation Law of 1988, as amended, which prohibits payment of dividends if a corporation would be unable to pay its debts as they become due, or the total assets of the corporation would be less than the sum of its total liabilities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary addresses only the U.S. federal income tax considerations relevant to holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets.

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	grantor trusts,

•	dealers or traders in securities or currencies or notional principal contracts,

•	tax-exempt entities,

•	certain former citizens or long-term residents of the United States,

•	persons that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants,

•

persons that will hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes,

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or

•	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

Holders of our common stock who are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our common stock, as the U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the common stock may be significantly different than as described below. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any U.S. state or local tax consequences, of the purchase, ownership and disposition of our common stock.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. Prospective purchasers of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning or disposing of our common stock.

This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service, or the IRS, or U.S. courts will agree with the tax consequences described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States,

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

Distributions on common stock

A U.S. Holder that receives a distribution with respect to our common stock, including a constructive distribution, of cash or property, generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common stock and thereafter as gain from the sale or exchange of common stock. (See “Sale or exchange of common stock” below.) Dividends received on common stock generally will be eligible for the “dividends received deduction” available to corporate U.S. Holders. For taxable years beginning before January 1, 2011, a dividend paid by us generally will be eligible to be taxed at the preferential tax rates applicable to long-term capital gains if the U.S. Holder receiving such dividend is an individual, estate, or trust. A U.S. Holder generally will be eligible for the reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Sale or exchange of common stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in our common stock. A holder’s adjusted tax basis in a share of our common stock generally will equal the holder’s purchase price for that share. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one year. Preferential tax rates presently apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are presently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Backup withholding tax and information reporting requirements

Unless a holder of common stock is a corporation or other exempt recipient, payments to certain holders of common stock of dividends or the proceeds of the sale or other disposition of our common stock that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax, currently at a rate of 28%, if the holder of our common stock fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of common stock under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A “non-U.S. Holder” means a beneficial owner of our common stock that is not a U.S. Holder.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury Regulations.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder;

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for U.S. federal income tax purposes.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption from such requirements.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Recent Legislative Proposals

The Obama Administration has recently released general explanations of revenue proposals that would limit the ability of non-U.S. investors to claim relief from U.S. withholding tax in respect of dividends paid on the common stock, if such investors hold the common stock through a non-U.S. intermediary that is not a “qualified intermediary.” The Administration’s proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of dividends paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of common stock effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information program. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. The full details of these proposals have not yet been made public, although the Administration’s summary of these proposals generally indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration’s proposals on their investment in respect of the common stock.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Sandler O’Neill & Partners, L.P. is acting as representative of the underwriters. We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P., acting as representative of the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below.

Name	Number of Shares
Sandler O’Neill & Partners, L.P.	888,889
Janney Montgomery Scott LLC	592,592

Total	1,481,481

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are purchased. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until such option is exercised.

Over-Allotment Option.

We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 222,222 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

Commissions and Expenses.

The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.89 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.10 per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total Without Over-Allotment Exercise	Total With Full Over- Allotment Exercise
Public offering price	$27.00	$39,999,987	$45,999,981
Underwriting discount	$1.485	$2,199,999	$2,529,998
Proceeds to us (before expenses)	$25.515	$37,799,988	$43,469,983

We estimate that the total expenses of this offering payable by us, exclusive of the underwriting discount, will be approximately $250,000.

If the offering is not consummated because the underwriters terminate the underwriting agreement as a result of the failure of certain conditions specified in the underwriting agreement, we are required to reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with investigating, marketing and proposing to market the shares of common stock offered by this prospectus or in contemplation of performing their obligations under the underwriting agreement, including, without limitation, legal fees and expenses, and marketing, syndication and travel expenses, up to $175,000 unless we approve expenses above such amount.

Indemnity.

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement.

We and each of our directors and executive officers, have agreed, for a period of 90 days after the date of this prospectus supplement, not to sell, offer, contract to sell, pledge, purchase any option to sell, sell any option to purchase, or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any common shares or warrants or other rights to purchase our common shares or other similar securities without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether such transaction would be settled by delivery of common shares or other securities, in cash or otherwise. The 90-day restricted period described above will be automatically extended if (1) during the last 15 calendar days plus 3 business days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restricted period will continue to apply until the expiration of the 15 calendar days plus 3 business days period beginning on the date on which the earnings release is issued or the material news or material event related to us occurs.

Stabilization.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.

In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The NASDAQ Capital Market, may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters.

Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC, including some of their affiliates, have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “ORRF.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Rhoads & Sinon LLP, Harrisburg, Pennsylvania. Kilpatrick Stockton LLP, Washington, D.C. will pass upon certain legal matters for Sandler O’Neill & Partners, L.P. in connection with this offering.

EXPERTS

The audited consolidated financial statements of Orrstown Financial Services, Inc. and subsidiaries incorporated in this prospectus and elsewhere in the Registration Statement by reference to Orrstown Financial’s Annual Report on Form 10-K for the year ended December 31, 2009, were audited by Smith Elliott Kearns & Company, LLC, an independent registered public accounting firm, whose report thereon contained in such Annual Report on Form 10-K is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report of Smith Elliott Kearns & Company, LLC given upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 (File No. 333-164780) for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at www.orrstown.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in this prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Prom 8-K) after the filing of this prospectus supplement and prior to the sale of all the securities covered by this prospectus and the termination of the offering.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•

Those portions of our proxy statement for our annual meeting of shareholders filed on March 15, 2010, which were incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Current Reports on Form 8-K filed on January 8, 2010, January 22, 2010, January 29, 2010, February 11, 2010, March 15, 2010, March 16, 2010, and March 22, 2010; and

•	The description of our common stock set forth in our Form 8-A/A filed on January 28, 2010, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

Attention: Bradley S. Everly, Senior Vice President and CFO

Phone No.: (717) 532-6114 Facsimile: (717) 532-4099

You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

PROSPECTUS

ORRSTOWN FINANCIAL SERVICES, INC.

$80,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Units

We may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities listed above. The securities we may offer may be convertible into or exchangeable for other securities. The maximum aggregate initial public offering price of the securities offered through this prospectus is $80,000,000.

This prospectus provides a general description of these securities. We will provide the specific terms of the securities offered in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, carefully before you invest in any of our securities.

Our common stock is quoted on the NASDAQ Capital Market, under the symbol “ORRF.” On February 5, 2010, the last quoted sale price of our common stock was $29.72 per share. None of the other securities that we may offer are currently traded on any securities exchange. You are urged to obtain current market quotations of the common stock.

We may offer and sell the securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 3 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference into this prospectus and in the applicable prospectus supplement or free writing prospectus before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is February 23, 2010

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus or any prospectus supplement or any free writing prospectus other than those contained in, or incorporated by reference in, this prospectus or any prospectus supplement or related free writing prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or any agent, underwriter or dealer. This prospectus, any prospectus supplement or any free writing prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. The delivery of this prospectus, any prospectus supplement or any free writing prospectus or any sale of a security at any time does not imply that the information contained herein or therein is correct as of any time subsequent to their respective dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus as being offered, from time to time in one or more offerings, up to a total dollar amount of $80,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about all of the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus together with additional information from the sources described in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus. You should not assume that the information in this prospectus, the prospectus supplements, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

You should rely only on the information provided or incorporated by reference in this prospectus, any free writing prospectus and any prospectus supplement, if applicable. We have not authorized anyone to provide you with different information.

References to “we,” “us,” “our,” “Orrstown Financial Services,” “Orrstown” or the “Company” refer to Orrstown Financial Services, Inc. and its directly or indirectly owned subsidiaries, unless the context otherwise requires. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may”, “will”, “anticipate”, “assume”, “should”, “indicate”, “would”, “believe”, “contemplate”, “expect”, “estimate”, “continue”, “plan”, “point to”, “project”, “could”, “intend”, “target”, and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	general political and economic conditions may be less favorable than expected;

•

developments concerning credit quality in various corporate lending industry sectors as well as consumer and other types of credit, may result in an increase in the level of our provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses;

•

customer borrowing, repayment, investment, and deposit practices generally may be less favorable than anticipated; and interest rate and currency fluctuations, equity and bond market fluctuations, and inflation may be greater than expected;

•	the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities (primarily loans and deposits) may be less favorable than expected;

•	competitive product and pricing pressures among financial institutions within our markets may increase;

•

legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry, may adversely affect the businesses in which we are engaged or our financial results;

•

legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Company and its subsidiaries, could adversely affect the Company or the financial services industry generally;

•	pending and proposed changes in accounting rules, policies, practices, and procedures could adversely affect our financial results;

•

instruments and strategies used to manage exposure to various types of market and credit risk could be less effective than anticipated, and we may not be able to effectively mitigate our risk exposures in particular market environments or against particular types of risk;

•	terrorist activities or other hostilities may adversely affect the general economy, financial and capital markets, specific industries, and the Company;

•	technological changes may be more difficult or expensive than anticipated; and

•

other factors and risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in any of our subsequent reports that we have made or make with the SEC under the Exchange Act

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us.

THE COMPANY

We are a Pennsylvania business corporation incorporated on November 17, 1987 and a financial holding company registered under the Gramm-Leach-Bliley Act, as amended. Our primary activity consists of owning and supervising our only subsidiary, Orrstown Bank, a state-chartered Pennsylvania bank.

Orrstown Bank was originally organized in 1919. The Bank is engaged in providing bank and bank-related services through twenty-one (21) offices in South Central Pennsylvania (principally Franklin, Perry and Cumberland Counties) and in Washington County, Maryland.

Through Orrstown Bank we offer a full array of deposit accounts and retail banking services, engage in consumer and commercial lending and provide a variety of trust services.

As of September 30, 2009, we had total deposits of approximately $849.1 million, total assets of approximately $1.16 billion and shareholders’ equity of approximately $110.6 million. Orrstown Financial Services’ operating revenues and net income are derived primarily from Orrstown Bank through the payment of dividends.

Our principal executive offices are located at 77 East King Street, Shippensburg, Pennsylvania 17257, and our telephone number at that address is (717) 532-6114. We maintain an Internet website at www.orrstown.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks set forth in “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus and under the captions “Risk Factors” in any of our filings with the SEC, including our most recent Annual Report on Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. For additional information, please see the sources described in “Where You Can Find More Information.”

These risks are not the only risks we face. Additional risks not presently known to us, or that we currently view as immaterial, may also impair our business, If any of the risks described in our SEC filings or any prospectus supplement or any additional risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of our securities could decline substantially and you could lose all or part of your investment.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise specified in the applicable prospectus supplement or any related free writing prospectus, we currently expect to use the net proceeds of our sale of securities for general corporate purposes.

General corporate purposes may include, among other purposes, contribution to the capital of our bank subsidiary to support its lending and investing activities; repayment of our debt; redemption of our capital stock; to support or fund acquisitions of other institutions or branches if opportunities for such transactions become available; and other permitted activities. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods shown. No shares of preferred stock were outstanding during any annual or quarterly period reported below and no preferred dividends were paid.

	Nine Months Ended September 30, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
(Unaudited)
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.2x	4.4x	5.1x	6.2x	7.4x	7.1x
Including interest on deposits	2.1x	2.0x	1.8x	1.9x	2.5x	2.6x

Note:	For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated (loss) income before provision for income taxes, preferred stock dividends on a fully taxable equivalent basis and fixed charges. Fixed charges consist of interest expense, and the ratios are presented in two separate calculations — one including, and one excluding, interest expense on deposits.

SECURITIES WE MAY OFFER

The securities that may be offered from time to time through this prospectus are:

•	common stock;

•	preferred stock, which we may issue in one or more series;

•	debt securities, which we may issue in one or more series;

•	warrants entitling the holders to purchase common stock or debt securities;

•	depositary shares; and

•	units.

We will describe in a prospectus supplement that we will deliver with this prospectus the terms of particular securities that we may offer in the future. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement we will include, if relevant and material, the following information:

•	type and amount of securities which we propose to sell;

•	initial public offering price of the securities;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•	ranking;

•	voting or other rights, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	names of the underwriters, agents or dealers, if any, through or to which we or any selling securityholder will sell the securities;

•	compensation, if any, of those underwriters, agents or dealers;

•	details regarding over-allotment options, if any;

•	net proceeds to us;

•	information about any securities exchange or automated quotation system on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.

DESCRIPTION OF OUR COMMON STOCK

The following is a description of our common stock, certain provisions of our amended articles of incorporation and amended by-laws and certain provisions of applicable law. The following is qualified by applicable law and by the provisions of our amended articles of incorporation and by-laws, copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

Authorized Shares

Our articles of incorporation provide that we may issue up to 50,000,000 shares of common stock, with no par value, and 500,000 shares of preferred stock, par value $1.25 per share.

Shareholder Liability

All outstanding shares of our common stock are fully paid and nonassessable. Under the Pennsylvania Business Corporation Law of 1988, as amended, shareholders generally are not personally liable for a corporation’s acts or debts.

Dividends; Liquidation; Dissolution

Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Orrstown common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Orrstown board out of funds legally available for dividends and to share ratably in the assets of Orrstown legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Orrstown.

Voting Rights

Each outstanding share of Orrstown common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, the Orrstown articles of incorporation or the Orrstown bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Orrstown common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Orrstown board is classified into three classes with each class as nearly equal in number as possible. This means, in general, that one-third of the members of the Orrstown board are subject to reelection at each annual meeting of shareholders.

Preemptive Rights; Redemption

Holders of Orrstown common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of Orrstown’s classes of stock.

Preferred Stock

The Orrstown board is authorized, without any further vote or action by the Orrstown shareholders, to issue 500,000 shares of preferred stock, $1.25 par value per share, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions of the series, in each case, if any, as are permitted by Pennsylvania law. Because the Orrstown board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the shareholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Orrstown common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Orrstown.

Anti-Takeover Provisions

Articles of Incorporation and By-Laws

Orrstown’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Orrstown. Among other things, these provisions:

•	empower Orrstown’s board of directors, without shareholder approval, to issue shares of Orrstown preferred stock the terms of which, including voting power, are set by Orrstown’s board;

•	divide Orrstown’s board of directors into three classes serving staggered three year terms;

•	restrict the ability of shareholders to remove directors;

•	require that shares with at least 75% or, in certain circumstances, a majority of total voting power, approve certain transactions with significant beneficial owners of Orrstown common stock;

•	require that shares with at least 75% or, in certain instances, a majority of total voting power, approve the repeal or amendment of certain provisions of Orrstown’s articles of incorporation;

•

require that, following any acquisition by any person or group of 10% of Orrstown’s voting power, the remaining shareholders have the right to receive for their shares, at least the highest price paid by such person for any of the shares then directly or indirectly owned by such person;

•	eliminate cumulative voting in the election of directors; and

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Pennsylvania Business Corporation Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Orrstown that may have the effect of deterring or discouraging an attempt to take control of Orrstown. These provisions, among other things:

•

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

•

prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Business Corporation Law);

•

require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Registrar and Transfer Company.

DESCRIPTION OF PREFERRED STOCK

The complete terms of the preferred stock will be contained in the prospectus supplement and in the applicable certificate of designation for the preferred shares that may be adopted by our board of directors in the future. You should read the certificate of designation and the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

Our board of directors is authorized to issue up to 500,000 shares of preferred stock, par value $1.25 per share, in one or more series, without shareholder approval. Our board of directors has the discretion to determine the designations, rights, preferences, privileges, qualifications and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, liquidation preferences and sinking fund terms, of each series of preferred stock, any or all of which may be greater than the rights of the common stock. The terms of any series of preferred stock designated by our board of directors will be set forth in a certificate of designation which we will include as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred stock in any prospectus supplement will not necessarily describe all of the terms of the preferred stock in detail. You should read the applicable certificate of designation for a complete description of all of the terms. As of the date of this prospectus, our board of directors has not designated any shares of the preferred stock.

Terms

You should refer to the prospectus supplement relating to the offering of any series of preferred stock for specific terms of the shares, including the following terms:

•	title and stated or liquidation value;

•	number of shares offered and initial offering price;

•	voting rights and other protective provisions;

•	any dividend rate(s), payment period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those shares;

•	date from which dividends will accumulate, if applicable;

•	terms and amount of a sinking fund, if any, for purchase or redemption;

•	redemption rights, including conditions and the redemption price(s), if applicable;

•	listing on any securities exchange;

•

terms and conditions, upon which shares will be convertible into common stock or any other securities, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;

•

terms and conditions upon which shares will be exchangeable into debt securities or any other securities, including the exchange price, rate or other manner of calculation, exchange period and any anti-dilution provisions, if applicable;

•	the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;

•

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any other specific terms, preferences, rights, privileges, limitations or restrictions; and

•	a discussion of applicable material U.S. federal income tax consequences.

Ranking

Unless we provide otherwise in a prospectus supplement, the preferred stock offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all other equity securities ranking junior to the offered shares of preferred stock;

•	on a parity with all of our equity securities ranking on a parity with the offered shares of preferred stock; and

•	junior to all of our equity securities ranking senior to the offered shares of preferred stock.

The term “equity securities” does not include convertible debt securities.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights, except as may be required by applicable law.

Dividends

Subject to any preferential rights of any outstanding stock or series of stock, our preferred shareholders are entitled to receive dividends, when and as authorized by our board of directors, out of legally available funds, as specified in the applicable prospectus supplement.

Redemption

If we provide for a redemption right in a prospectus supplement, the preferred stock offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that prospectus supplement.

Liquidation Preference

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock ranking senior, an amount equal to the stated or liquidation value of the shares of the series plus, if applicable, an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their shares of our preferred stock if the shares were paid in full.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock or other securities will be set forth in the prospectus supplement relating to the offering of those shares of preferred stock. These terms typically will include number of shares of common stock or other securities into which the preferred stock is convertible; conversion price (or manner of calculation); conversion period; provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; events, if any, requiring an adjustment of the conversion price; and provisions affecting conversion in the event of the redemption of that series of preferred stock.

Transfer Agent and Registrar

We will identify the transfer agent and registrar for any series of preferred stock offered by this prospectus in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The complete terms of the debt securities will be contained in the indenture and indenture supplement applicable to the debt securities. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and indenture supplement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible or exchangeable debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock or other securities of ours or of a third party. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more indentures, which are contracts between us and a national banking association or other eligible party, as trustee. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in a prospectus supplement (and any free writing prospectus).

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are not complete and are qualified in their entirety by reference to all of the provisions of the indenture applicable to a particular series of debt securities. You should read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The following are some of the terms relating to a series of debt securities that could be described in a prospectus supplement:

•	title;

•	principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	maturity date;

•	principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether the debt securities will be secured or unsecured, and the terms of any secured debt;

•	terms of the subordination of any series of subordinated debt;

•	place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders or affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	procedures for any auction or remarketing, if any;

•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or of a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets, except that any successor of ours or acquiror of such assets must be a corporation organized and existing under the laws of the United States and must assume all of our obligations under the indentures and the debt securities, as appropriate. In addition, the terms of any securities that we may offer pursuant to this prospectus may limit our ability to merge or consolidate or otherwise sell, convey, transfer or otherwise dispose of all or substantially all of our assets, which terms would be set forth in the applicable prospectus supplement and supplemental indenture.

If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property would have to make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The events of default under the indentures, subject to modification or deletion as provided in a supplemental indenture with respect to any specific series of debt securities, include the following events:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or deferred;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we (and the indenture trustee in the event of notice from security holders) receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, and in the event of a waiver after acceleration as described in the immediately preceding paragraph, we have received written notice of such waiver and have remedied such default or event of default. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture occurs and continues, the indenture trustee would be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the indenture trustee, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

•

for 60 days after receipt of written notice of such event of default, request to institute the proceeding and offer of indemnity, the indenture trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the indenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

By entering into supplemental indentures, we and the indenture trustee may modify the terms of an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indentures;

•	to evidence the assumption by a successor corporation of our obligations in compliance with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939, as amended;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to secure any series of debt securities;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•

to make such other provisions in regard to matters or questions arising under the indentures or supplemental indentures that do not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures or supplemental indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least 66-2/3% in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the indenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount of, reducing the rate of or extending the time of payment of interest on, or reducing any premium payable upon the redemption of, any debt securities;

•	reducing the percentage of debt securities for which the holders are required for any supplemental indenture; or

•	modifying any of the three bullet points above.

Discharge, Defeasance and Covenant Defeasance

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series, known as defeasance. Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants applicable to any series of outstanding debt securities established by and set forth in a supplemental indenture, known as covenant defeasance. If we so elect, any failure to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of such series.

In order to exercise either defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the indenture trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of, the holders of the debt securities of such series:

•	money; or

•

U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable);

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•

in the case of defeasance, we have delivered to the indenture trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance to be effected and will be subject to the same Federal income tax as would be the case if the defeasance did not occur;

•

in the case of covenant defeasance, we have delivered to the indenture trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the covenant defeasance to be effected and will be subject to the same Federal income tax as would be the case if the covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit, or any time during the period ending on the 123[r] [d] day after the date of such deposit, or, if longer, the period ending the day following the expiration of the longest preference period applicable to us with respect to such deposit;

•

the defeasance or covenant defeasance will not cause the indenture trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securitiesices of a series were in default within the meaning of such Act;

•	the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	the defeasance or covenant defeasance is effected in compliance with the applicable provisions set forth in any supplemental indenture;

•

the defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company with in the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been satisfied.

Form, Exchange and Transfer

We will issue the debt securities of each series in registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement or free writing prospectus with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer or exchange of any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Indenture Trustee

The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we may make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement or free writing prospectus, we will designate an office or agency of the indenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement or free writing prospectus any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

Unless otherwise provided in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a supplemental indenture and applicable prospectus supplement or free writing prospectus. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The complete terms of the warrants will be contained in the applicable warrant agreement and warrant. These documents have been or will be included or incorporated by reference as exhibits to the registration. statement of which this prospectus is a part. You should read the warrant and warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement (and any free writing prospectus). Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to shareholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The following are some of the terms relating to a series of warrants that could be described in a prospectus supplement:

•	title of the warrants;

•	aggregate number of warrants;

•	price or prices at which the warrants will be issued;

•	designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

•	date, if any, on and after which the warrants and the debt securities offered with the warrants, if any, will be separately transferable;

•	purchase price for each security purchasable on exercise of the warrants;

•	dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

•	minimum or maximum number of securities that may be purchased at any one time upon exercise of the warrants;

•	anti-dilution provisions or other adjustments to the exercise price of the warrants;

•	terms of any right that we may have to redeem the warrants;

•	effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

•	name and address of the warrant agent, if any;

•	information with respect to book-entry procedures;

•	a discussion of material U.S. federal income tax considerations; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.

DESCRIPTION OF DEPOSITARY SHARES

The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock, and may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company selected by us that meets certain requirements, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to persons purchasing the fractional shares of preferred stock in accordance with the offering.

The following summary description of certain common provisions of a depositary agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such depositary agreement and depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•

there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock. Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing obligations under the depositary agreement. The obligations of the bank depositary and us thereunder will be limited to performance in good faith of our respective duties, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF UNITS

The complete terms of the units will be contained in the unit agreement and any related document applicable to any units. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the unit agreement and any related document. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue units, in one or more series, consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. If we offer units, we will describe the terms in a prospectus supplement (and any free writing prospectus). Units may be issued under a written unit agreement to be entered into between us and the holder or beneficial owner, or we could issue units under a written unit agreement with a unit agent specified in a prospectus supplement. A unit agent would act solely as our agent in connection with the units of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The following are some of the unit terms that could be described in a prospectus supplement:

•	title of the units;

•	aggregate number of units;

•	price or prices at which the units will be issued;

•	designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;

•	name and address of the unit agent;

•	information with respect to book-entry procedures;

•	a discussion of material U.S. federal income tax considerations; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Unless otherwise provided in the applicable prospectus supplement, the unit agreements will be governed by the laws of the Commonwealth of Pennsylvania. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the unit agreements containing the terms of the units being offered. The description of units in any prospectus supplement will not necessarily describe all of the terms of the units in detail. You should read the applicable unit agreements for a complete description of all of the terms.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through an underwriter or group of underwriters managed or co-managed by one or more underwriters, or to or through dealers, through agents, directly to one or more investors or through a combination of such methods of sale.

We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, placement agents or dealers, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed to be paid to dealers (which may be changed at any time); and

•	any securities exchange or market on which the securities may be listed or quoted.

Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions set forth in the applicable underwriting agreement, and generally the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of fees, discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, dealers or agents may make with respect to these liabilities.

If stated in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain investors to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

The securities we may offer, other than common stock, will be new issues of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for any of our securities. Any underwriter may make a market in these securities, However, no underwriter will be obligated to do so, and any underwriter may discontinue any market making at any time, without prior notice.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market, Inc. may engage in passive market making transactions in our common stock, preferred stock and warrants, as applicable, on the NASDAQ Stock Market, Inc. in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Rhoads & Sinon LLP, Harrisburg, Pennsylvania. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The audited consolidated financial statements of Orrstown Financial Services, Inc. and subsidiaries incorporated in this prospectus and elsewhere in the Registration Statement by reference to Orrstown Financial’s Annual Report on Form 10-K for the year ended December 31, 2008, were audited by Smith Elliott Kearns & Company, LLC, an independent registered public accounting firm, whose reports thereon contained in such Annual Report on Form 10-K is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports of Smith Elliott Kearns  & Company, LLC given upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at www.orrstown.com. Please note that our website address is provided as inactive textual references only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the filing of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

Our Current Reports on Form 8-K filed on February 13, 2009, March 6, 2009, April 27, 2009, May 7, 2009 (2), June 23, 2009, July 1, 2009 (2), July 7, 2009, August 25, 2009, January 8, 2010, January 22, 2010 and January 29, 2010; and

•	The description of our common stock set forth in our Form 8-A/A filed on January 28, 2010, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus and prior to effectiveness of the registration statement. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg,, Pennsylvania 17257

Attention: Bradley S. Everly, Senior Vice President and CFO

Phone No.: (717) 532-6114 Facsimile: (717) 532-4099

You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

1,481,481 Shares

Common Stock

PROSPECTUS SUPPLEMENT

March 23, 2010